Prudential Financial InterNotes® , Due Six Months or More from Date of Issue

Filed under Rule 424(b)(2), Registration Statement No. 333-277590

Final Pricing Supplement No. 28 - Dated Tuesday, September 2, 2025. To Prospectus Dated March 1, 2024 and Prospectus Supplement dated August 5, 2024

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Interest Type	Interest Rate	Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount	Survivor’s Option*	Product Ranking
74432BBH0	$7,861,000.00	100.000%	1.250%	$7,762,737.50	Fixed	4.100%	Semi-Annual	09/15/2030	03/15/2026	$21.64	Yes	Senior Unsecured Notes

We will pay you interest on the notes on a Semi-Annual basis on Mar 15th and Sep 15th. The first such payment will be made on Mar 15, 2026. The interest rate per annum and stated maturity date are set out above. The regular record dates for your notes are each business day preceding each date on which interest is paid.

Any notes sold by the selling agents to securities dealers, or by securities dealers to certain other brokers or dealers, may be sold at a discount from the initial selling price up to 0.6000% of the principal amount.

Redemption Information: Non-Callable

Purchasing Agent: InspereX LLC Agents: BofA / Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

Offering Date: Monday, August 25, 2025 through Tuesday, September 2, 2025

Trade Date: Tuesday, September 2, 2025 @ 12:00 PM ET

Settle Date: Friday, September 5, 2025

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

Prudential Financial, Inc. Prudential Financial Internotes® Prospectus Dated March 1, 2024 and Prospectus Supplement Dated August 5, 2024

If the maturity date, redemption date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date, redemption date or interest payment date (following unadjusted business day convention).

* The survivor’s option feature of your note is subject to important limitations, restrictions and procedural requirements further described on page S-32 of your prospectus supplement.

The Bank of New York will act as trustee for the Notes. Citibank, N.A., will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor’s options with respect thereto.

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

In the opinion of John M. Cafiero, as counsel to Prudential Financial, Inc. (the Company), when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability related to affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of New Jersey and New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on officers of the Compan and other sources as to certain factual matters, all as stated in the opinion of John M. Cafiero, dated August 5, 2024, filed in the Company’s Current Report on Form 8-K dated August 5, 2024 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form 3-ASR (File No. 333-277590).

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.